Exhibit 99.1

FOR IMMEDIATE RELEASE
March 31, 2000


                  MARKETING SPECIALISTS CORPORATION STRENGTHENS
                FINANCIAL POSITION WITH CLOSING OF $85.0 MILLION
                         SENIOR SECURED CREDIT FACILITY

      Company Also Receives $10 Million Cash Equity Investment from Unit of Richmont Capital Partners I, L.P. ("Richmont") which Reduces the Company's
                                   Debt Ratio


Dallas. March 31, 2000 - Marketing Specialists Corporation (Nasdaq/NMS: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, today announced that it has significantly strengthened its financial position by closing on the refinancing of its existing $68 million senior credit facility with $85.0 million of senior secured credit facilities, including both a $50.0 million revolving credit facility from The Chase Manhattan Bank and Credit Suisse First Boston, and a $35.0 million term loan from First Union National Bank.

The proceeds from the new secured credit facilities will be used to replace the Company's existing $25.0 million revolving credit facility with First Union and to reduce the existing five-year term loan from approximately $43.0 million to $35.0 million. As a result of the reduction of the term loan amount, principal payments will not begin for two years.

Additionally, Marketing Specialists announced today that its largest shareholder, MS Acquisition Ltd., a unit of Richmont, has agreed to purchase approximately 4.0 million shares of common stock at a price of $2.50 per share. The $10 million in proceeds will be used to further decrease the Company's debt ratio. MS Acquisition will hold approximately 48.5 percent of the Company's 19.8 million outstanding shares, and through an existing voting agreement with certain other shareholders, effectively controls more than 50 percent of the Company's shares.

                                   -- MORE --

MARKETING SPECIALISTS CORPORATION  SRENGTHENS FINANCIAL POSITION    PAGE 2 OF 2
WITH CLOSING OF $85.0 MILLION SENIOR SECURED CREDIT FACILITY


Gerald Leonard, president and chief executive officer of Marketing Specialists, commented, "We are pleased to complete this important refinancing, which provides us with a solid financial base that will enable us to continue to expand the sales and marketing services that we are providing for a growing number of consumer goods manufacturers on a national and regional basis. As we add additional national appointments, such as our recently announced national relationships with Gillette, Kellogg and SC Johnson, Marketing Specialists will continue to emerge as the leading sales and marketing organization in the nation."

Tim Byrd, chief financial officer of Marketing Specialists, noted that because of the timing associated with the close of this refinancing, the Company will file for an extension and expects to submit its Form 10K for the year ended December 31, 1999, with the Securities and Exchange Commission on or before April 14, 2000. This extension will give the Company time to obtain all of the information necessary to properly account for the refinancing.

Based in Dallas, Texas, Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With some 7,000 associates in 65 offices located throughout the United States, Marketing Specialists is one of the two largest food brokers in the nation.

                                      * * *


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27a OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH ARE, IN SOME CASES, BEYOND THE CONTROL OF MARKETING SPECIALISTS. ACTUAL EVENTS, PERFORMANCE AND RESULTS COULD DIFFER MATERIALLY FROM THE ANTICIPATED EVENTS, PERFORMANCE OR RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FACTORS WHICH MAY CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHER THINGS, MARKETING SPECIALISTS' ABILITY TO CONSUMMATE ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LETTERS OF INTENT TO WHICH MARKETING SPECIALISTS IS A PARTY; MARKETING SPECIALISTS' ABILITY TO SUCCESSFULLY INTEGRATE ANY FUTURE AND PAST ACQUISITIONS; THE COMPETITIVE ENVIRONMENT; AND GENERAL ECONOMIC CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                      # # #


    To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the Company's code,
                                     MKSP.

                 Or visit the Company's pages at www.frbinc.com.